                                                                   EXHIBIT 99.02


                            CRESCENT OPERATING, INC.
                          777 MAIN STREET, SUITE 1240
                            FORT WORTH, TEXAS 76102

Dear Crescent Operating Stockholders:


You are cordially invited to attend a special meeting of stockholders of Crescent Operating, Inc., a Delaware corporation, to be held at The Fort Worth Club, located at 306 West 7th Street, Fort Worth, Texas on March 6, 2003 at 10:00 a.m. Central Time.



At this meeting you will be asked to accept a bankruptcy plan of Crescent Operating as contemplated by a Settlement Agreement, as amended, among Crescent Operating, certain of its subsidiaries and Crescent Real Estate. If the bankruptcy plan is accepted by holders of at least two-thirds of the shares of Crescent Operating common stock voted at the special meeting and the bankruptcy plan is confirmed by the bankruptcy court, then Crescent Real Estate will issue shares of its common stock with a value of $0.20 or more per share of Crescent Operating common stock, as determined pursuant to a formula more fully described in the attached proxy statement/prospectus. The bankruptcy plan effects the orderly termination of Crescent Operating's business and is more fully described in the attached proxy statement/prospectus. Crescent Real Estate is the primary creditor to Crescent Operating and holds virtually all of the outstanding secured debt of Crescent Operating, other than the $15.0 million owed Bank of America. Substantially all of Crescent Operating's assets are encumbered by liens in favor of Crescent Real Estate. Crescent Operating is in default in its obligations to Crescent Real Estate. The value of Crescent Operating's assets is insufficient to satisfy the secured claims of Crescent Real Estate.



On February 14, 2002, Crescent Operating and Crescent Real Estate entered into the Settlement Agreement, which was subsequently amended effective as of October 1, 2002. The Settlement Agreement requires the filing of a prepackaged bankruptcy plan for Crescent Operating. The Settlement Agreement also provides Crescent Operating with funds from Crescent Real Estate to satisfy the claims of those creditors of Crescent Operating identified in the original Settlement Agreement and gives Crescent Operating stockholders the opportunity to receive common shares of Crescent Real Estate. The total value of the Crescent Real Estate common shares to be issued to Crescent Operating's stockholders is expected to be between $0.50 and $0.20 per share of Crescent Operating common stock, based on current estimates of claims and expenses to be paid by Crescent Real Estate in connection with the Settlement Agreement. Regardless of the total amount of claims and expenses, if the bankruptcy plan is accepted by the requisite vote of Crescent Operating stockholders and is confirmed by the bankruptcy court, the minimum value of the Crescent Real Estate common shares to be issued will be $ 0.20 per share of Crescent Operating common stock. Crescent Operating will provide notice via press release if it appears that the amount of these estimates change to an amount outside of this range. These estimates are more fully described in the section entitled "Summary - Summary of the Plan of Reorganization" of the attached proxy statement/prospectus. The Crescent Real Estate common shares are listed on the New York Stock Exchange under the symbol "CEI," and on January 14, 2003, the closing price of the Crescent Real Estate common shares was $16.25 per share.


IF THE BANKRUPTCY PLAN IS NOT ACCEPTED, THEN CRESCENT OPERATING WILL SEEK TO HAVE THE PLAN APPROVED PURSUANT TO THE "CRAMDOWN PROVISION" OF THE BANKRUPTCY CODE. IF APPROVED PURSUANT TO THE "CRAMDOWN PROVISION," THE BANKRUPTCY PLAN PROVIDES THAT THE CRESCENT OPERATING STOCKHOLDERS WILL NOT RECEIVE ANY COMMON SHARES OF CRESCENT REAL ESTATE.

THE SOLE DIRECTOR OF CRESCENT OPERATING RECOMMENDS THAT YOU VOTE "FOR" ACCEPTANCE OF THE BANKRUPTCY PLAN.


YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE BANKRUPTCY PLAN AND THE RELATED SETTLEMENT AGREEMENT BEGINNING ON PAGE 23 OF THE ATTACHED PROXY STATEMENT/PROSPECTUS.


                                    Sincerely,

                                    /s/ JEFFREY L. STEVENS

                                    Jeffrey L. Stevens,
                                    Chief Executive Officer and Sole Director